Exhibit 10.5

BIDDER’S PREFERENCE AGREEMENT

THIS BIDDER’S PREFERENCE AGREEMENT, dated effective June 6, 2014 (hereinafter referred to as “Agreement”), regardless of the dates upon which it actually is executed by the parties hereto, is by and among: (a) DONLIN GOLD LLC, a Delaware limited liability corporation whose address is 4720 Business Park Blvd., Suite G-25, Anchorage, Alaska 99503 (hereinafter referred to as “DGLLC”); (b) CALISTA CORPORATION, an Alaskan corporation whose address is 301 Calista Court, Suite A, Anchorage, Alaska 99518 (hereinafter referred to as “Calista”); and (c) THE KUSKOKWIM CORPORATION, an Alaskan corporation whose address is 4300 B Street, Suite 207, Anchorage, Alaska 99503 (hereinafter referred to as “TKC”).

RECITALS

A. DGLLC, formerly known as Donlin Creek LLC, (“DCLLC”) and Calista are parties to a Restated Exploration and Lode Mining Lease, dated effective May 1, 1995 (hereinafter referred to as the “Mining Lease”).

B. Pursuant to the Mining Lease, Calista has granted to DGLLC the right to explore and mine certain surface and subsurface lands owned by Calista in the Kuskokwim and/or Mt. McKinley Recording Districts, Seward Meridian, Alaska (hereinafter referred to collectively as the “Calista Property”).

C. Pursuant to Section 7.7 of the Mining Lease, bidder’s preferences were reserved to Calista with respect to certain work on or for the Calista Property.

D. TKC owns surface lands that overlie certain of the subsurface lands included in the Calista Property, as well as other surface lands in the surrounding area (hereinafter referred to collectively as the “TKC Property”).

E. TKC and Placer Dome, U.S. Inc., DGLLC’s predecessor in interest under the Mining Lease, entered into a Surface Use Agreement, dated effective June 5, 1995 (hereinafter referred to as the “1995 SUA”), with respect to certain lands within the TKC Property.

F. TKC and DGLLC currently are negotiating terms for an amended or new Surface Use Agreement (hereinafter referred to as the “New SUA”), which would include certain additional TKC Property.

G. The parties hereto intend that the New SUA will include provisions that reserve bidder’s preferences to TKC.

H. DGLLC intends to develop a mine (hereinafter referred to as the “Donlin Gold Mine”) that will require the use of both the Calista Property and certain areas of the TKC Property.

I. DGLLC, Calista and TKC wish to enter into this Agreement to set forth their agreement regarding the respective priorities of Calista and TKC in receiving bidder’s preferences in connection with work in support of the Donlin Gold Mine.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Condition Precedent for this Agreement and Termination. This Agreement is contingent upon DGLLC and TKC executing the New SUA on or before June 13, 2014. If they have not done so by that date, this Agreement shall terminate automatically as of that date and shall no longer be of any force or effect, and the parties shall have no further obligations to one another under this Agreement. This Agreement shall otherwise terminate automatically upon termination of the Mining Lease or New SUA.

2. Amendment of Section 7.7 of Mining Lease. When DGLLC and TKC execute the New SUA, it is the intent of the parties hereto that the New SUA shall provide for a TKC “winner’s” bid preference (“TKC Bid Preference”) [***], to be defined within the New SUA. It is the further intent of the parties hereto to amend Section 7.7 of the Mining Lease to update the Calista bidder’s preference (“Calista Bid Preference”) [***]. Therefore, upon the contingency set forth in Section 1 above being satisfied, DGLLC and Calista hereby agree that Section 7.7 in the Mining Lease shall be amended to read as set forth below, effective upon the effective date of the New SUA.

7.7 Bidder’s Preference Reserved to Calista:

On or before March 31 of each year, DCLLC shall deliver to Calista a written notice describing the types of contracts for which or on which DCLLC may be seeking proposals or bids for work on the Property during the next twelve (12) months. In addition, whenever during the term of this Agreement DCLLC seek proposals for or bids on any contract, for work on or for the Property, DCLLC shall:

(a)            Notify Calista in the same manner as it notifies others from whom it is seeking proposals for bids on such contracts; and

(b)            Invite Calista or its affiliates to submit proposals for or bids on such contract. Any proposal or bid submitted by Calista or its designee shall be accepted if Calista or the affiliate is competent and capable of performing said proposal or bid and if:

(i)              Said proposal or bid is substantially equivalent to or better than (in terms of quality and time of performance) the lowest qualified proposal or bid received by DCLLC which DCLLC otherwise would have accepted; and

(ii)             the cost of said proposal or bid does not exceed by more than five percent (5%) the cost of the lowest qualified proposal or bid received by DCLLC which DCLLC otherwise would have accepted.

DCLLC reserves the right to require a performance bond or guaranty from any designated contractor. DCLLC further reserves the right to perform any and all operations contemplated by this Agreement by itself without seeking any proposals or bids.

DCLLC shall include in all of its agreements with contractors for the performance of activities or operations on the Property a provision concerning bidder’s preference similar to this Section 7.7. Nothing in this Section shall limit DCLLC’s ability to enter contracts with a duration greater than one year provided that the provisions of this Section are complied with at the initiation of the contract.

(c)   Whenever during the term of this Agreement, commencing with June 6, 2014, DCLLC elects to seek cost estimates for a contract for work on or for the Property,, DCLLC shall notify Calista in the same manner as it notifies others from whom it is seeking cost estimates, and in that notification provide Calista with the same information that DCLLC provides to the others with respect to such cost estimate requests.

(d)   This Section 7.7 shall not apply and Calista affiliates shall not be entitled to any bidder preference under this Agreement for the Jungjuk Port contracting described in Section 4.F of the Bidder’s Preference Agreement referenced in Section 7.2 of this Agreement.

3. Amendment of Section 7.2 of Mining Lease. DGLLC and Calista hereby agree that Section 7.2 in the Mining Lease shall be amended to read as set forth below, effective upon the effective date of the New SUA.

7.2           Confidentiality:

(a)            For the term of this Agreement, the parties agree to treat this Agreement and all Information relating to this Agreement as confidential. Such information shall not be disclosed to any other third party except corporations or business entities which control, are controlled by or are under common control with a party hereto, without the prior written agreement of DCLLC or Calista, as the case may be; and in the event of a permitted disclosure of Information to an unrelated third party, such party shall prior to disclosure thereof be required to execute an agreement to keep such Information confidential in the form attached as Exhibit B to the June 6, 2014 Bidder’s Preference Agreement between DGLLC, Calista, and The Kuskokwim Corporation (“TKC”) (“Bidder’s Preference Agreement”). In the event that Calista or DCLLC is required by any law, rule, regulation, or order to disclose to the public any Information, it shall immediately notify the other of such requirement and the terms thereof, together with a copy of such release of Information as may be contemplated, prior to such disclosure. The party receiving such notice shall then have the right to approve such disclosure or to request, prior to disclosure, confidential treatment of any of the information of such terms as it shall, in its sole discretion, determine. The disclosing party shall use its best efforts to comply with such request prior to making the required disclosure of Information.

Calista shall be entitled to discuss and share confidential information with TKC, provided that TKC has executed a confidentiality agreement in the form attached as Exhibit B to the Bidder’s Preference Agreement.

(b)               Following expiration or termination of this Agreement, Calista may not disclose to others Information provided Calista hereunder, unless such disclosure shall be accompanied by a disclaimer of any representation as to the accuracy or reliability of such Information for any purpose.

(c)               Information relating to this Agreement to be kept confidential shall not include a description of Calista’s bidder’s preference in Section 7.7, as amended by the Bidder’s Preference Agreement, or information, data, knowledge, and know-how, as shown by written records, that: (i) is in the public domain prior to disclosure to Calista or DCLLC by the other pursuant to this Agreement, as the case may be; or (ii) lawfully enters the public domain through no violation of this Agreement after disclosure to Calista or DCLLC by the other pursuant to this Agreement, as the case may be. However, Information relating to this Agreement to be kept confidential shall include all analyses, interpretations, compilations, studies, or evaluations of such information, data, knowledge, and know-how generated or prepared by or on behalf of Calista or DCLLC.

4. Calista and TKC Bid Priorities and Disputes.

[***]

5. Agreements Solely Between Calista and TKC.

A. The provisions in this Section 5 are agreements solely between Calista and TKC regarding rights, obligations, and understandings between those two parties only and do not create or have any effect whatsoever on DGLLC’s obligations, rights, or liabilities under this Agreement, the Mining Lease, New SUA, or otherwise.

B. Bids for work not described on Exhibit A. [***]

C. Resolution of disputes between Calista and TKC. [***]

6. General Provisions.

A. Entire agreement. This Agreement contains all of the representations and agreements between the parties with respect to the bidder preference subject matter hereof. With respect to the bidder preference subject matter hereof only, this Agreement shall supersede and replace any and all prior representations, negotiations and agreements of the parties.

This Agreement shall be interpreted to the maximum extent practicable to be consistent with the Mining Lease, as amended by Sections 2 and 3 of this Agreement, and the New SUA, upon the effective date of said amendments and the New SUA. In the event of an irreconcilable conflict regarding the bidder preference subject matter hereof between this Agreement and the Mining Lease, as so amended, the New SUA, or both, this Agreement shall supersede the Mining Lease and the New SUA to the extent of and with respect to that conflict. No modification or waiver of the terms and conditions of this Agreement shall be binding upon any other party unless in writing, dated subsequent to the effective date of this Agreement, and executed by an authorized representative of such party. No waiver by any party of a breach of any of the provisions of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or a different character.

B. Further instruments. The parties hereto agree that they will execute any and all other instruments that may be necessary or required to carry out and effectuate any and all of the provisions of this Agreement.

C. Binding effect. This Agreement shall be binding upon, and shall inure to, the benefit of the parties hereto, their successors and assigns under this Agreement and under the Mining Lease and the New SUA.

D. Waiver and savings. The parties each waive any failure of this Agreement to comply with the requirements of any statute or public policy to the full extent that such compliance may be waived. If, notwithstanding such waiver, should any court or arbitrator of competent jurisdiction find that any of the covenants in this Agreement (including the amendments to Sections 7.2 and 7.7 of the Mining Lease and to the New SUA regarding the bidder preference subject matter hereof that are provided for or referenced in this Agreement) is unlawful, unenforceable, unreasonable or against public policy, then in that event the parties agree that such covenants shall be interpreted and enforced to the maximum extent that the court or arbitrator deems lawful, enforceable, reasonable or consistent with public policy, respectively.

E. Notices. All notices permitted or required by this Agreement shall be either in writing, directed to the President of the party in question at the address in the first paragraph of this Agreement; or electronically, directed to that President. Notices shall be deemed effective when received by the party to which it is directed. Any party may, from time to time, change its officer or address for future notices hereunder by notice in accordance with this Section.

F. Choice of law and forum. The interpretation and enforcement of this Agreement shall be governed by the law of the State of Alaska. Venue for any legal action (excepting only arbitration under Section 5.C hereof) shall be the courts of the State of Alaska, Third Judicial District, or a U.S. Court for the District of Alaska, in Anchorage, Alaska.

WHEREFORE, the parties hereto have through their duly authorized representatives executed this Agreement to be effective as of the date first above written.

DONLIN GOLD LLC

By:	/s/ Stan Foo
Title:	President and General Manager

CALISTA CORPORATION		THE KUSKOKWIM CORPORATION

By:	/s/ Andrew Guy	By:	/s/ Maver Carey
Title:	President + CEO	Title:	President / CEO